Exhibit 8.1

555 Eleventh Street, N.W., Suite 1000 Washington, D.C. 20004-1304 Tel: +1.202.637.2200 Fax: +1.202.637.2201 www.lw.com

July 24, 2023	FIRM / AFFILIATE OFFICES
Otonomo Technologies Ltd. 16 Abba Eban Blvd. Herzliya 4672534, Israel	Austin Beijing Boston Brussels Century City Chicago Dubai Düsseldorf Frankfurt Hamburg Hong Kong Houston London Los Angeles Madrid File No. 035567-0001	Milan Munich New York Orange County Paris Riyadh San Diego San Francisco Seoul Shanghai Silicon Valley Singapore Tel Aviv Tokyo Washington, D.C.

Re: Otonomo Technologies Ltd.: Exchange Offer and Consent Solicitation

To the addressee set forth above:

We have acted as special United States tax counsel to Otonomo Technologies Ltd., a company organized under the laws of the State of Israel (the “Company”), in connection with the (i) Company’s offer to exchange (the “Exchange Offer”) any and all of the Company’s outstanding (a) public warrants (the “Public Warrants”) to purchase the Company’s ordinary shares, no par value per share (the “Ordinary Shares”), and (b) private placement warrants (together with the Public Warrants, the “Warrants”) to purchase Ordinary Shares, in each case, for 0.25 Ordinary Shares per Warrant, and (ii) the solicitation of consents from the holders of the Warrants to certain proposed amendments to the Amended & Restated Warrant Agreement, dated as of August 13, 2021, by and among the Company, Software Acquisition Group Inc. II, Continental Stock Transfer & Trust Company and American Stock Transfer & Trust Company, as warrant agent (the “Consent Solicitation”).  The Exchange Offer and Consent Solicitation are being made pursuant to a registration statement on Form F-4 under the Securities Act of 1933, as amended, filed with the Securities and Exchange Commission (the “Commission”) on July 24, 2023 (as so filed, the “Registration Statement”), a preliminary prospectus and offer to exchange, dated July 24, 2023 (the “Preliminary Prospectus and Offer to Exchange”), and the related Letter of Transmittal and Consent, filed as an exhibit to the Company’s Schedule TO, dated July 24, 2023, filed with the Commission.

The facts, as we understand them, and upon which with your permission we rely in rendering the opinion herein, are set forth in the Registration Statement and Preliminary Prospectus and Offer to Exchange.  In addition, in our capacity as special United States tax counsel to the Company, we have made such legal and factual examinations and inquiries as we have deemed necessary or appropriate.  In our examination, we have assumed the accuracy of all information provided to us.  The reports filed by the Company with the Commission and incorporated by reference in the Registration Statement and Preliminary Prospectus and Offer to Purchase are herein collectively called the “Incorporated Documents.”  References herein to the Registration Statement and Preliminary Prospectus exclude the Incorporated Documents.

Based on such facts and subject to the qualifications, assumptions and limitations set forth herein and in the Registration Statement and Preliminary Prospectus and Offer to Exchange, we hereby confirm that the statements in the Registration Statement and Preliminary Prospectus and Offer to Exchange under the caption “Material U.S. Federal Income Tax Considerations,” insofar as such statements purport to constitute summaries of United States federal income tax law and regulations or legal conclusions with respect thereto, constitute accurate summaries of the matters described therein in all material respects.

No opinion is expressed as to any matter not discussed herein.

We are opining herein as to the effect on the subject transaction only of the federal income tax laws of the United States, and we express no opinion with respect to the applicability thereto, or the effect thereon, of other federal laws, the laws of any state or any other jurisdiction or as to any matters of municipal law or the laws of any local agencies within any state.  For the avoidance of doubt, we express no opinion with respect to the Company’s status as a “passive foreign investment company” within the meaning of Section 1297 of the Internal Revenue Code of 1986, as amended (the “Code”) or on the potential United States federal income tax consequences of the Exchange Offer or the Consent Solicitation under the rules governing “passive foreign investment companies.”

This opinion is rendered to you as of the date of this letter, and we undertake no obligation to update this opinion subsequent to the date hereof.  This opinion is based on current provisions of the Code, regulations promulgated thereunder and interpretations thereof by the Internal Revenue Service and the courts having jurisdiction over such matters.  Our opinion is not binding upon the Internal Revenue Service or the courts, and there can be no assurance that the Internal Revenue Service will not assert a contrary position.  Furthermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not affect the conclusions stated in this opinion.  Any variation or difference in the facts from those set forth in the Registration Statement and Preliminary Prospectus and Offer to Purchase or any other documents we reviewed in connection with the transactions referenced in the first paragraph hereof or otherwise relied upon by us as described above may affect the conclusions stated herein.

This opinion has been prepared solely in connection with the Registration Statement and may not be relied upon for any other purpose without our prior written consent.  We hereby consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement.  In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

Sincerely, /s/ Latham & Watkins LLP